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Agriculture Exchange                                  Filed pursuant to Rule 433
Traded Notes                                   Registration Statement 333-137902
                                                              Dated Nov 12, 2008

Description

The PowerShares DB Agriculture Double Long Exchange Traded Note (Symbol:
DAG), PowerShares DB Agriculture Long Exchange Traded Note (Symbol: AGF),
PowerShares DB Agriculture Short Exchange Traded Note (Symbol: ADZ) and
PowerShares DB Agriculture Double Short Exchange Traded Note (Symbol: AGA)
(collectively, the "PowerShares DB Agriculture ETNs") are the first exchange traded products that provide investors with a cost-effective and convenient way to take a short or leveraged view on the performance of the agriculture sector.

All of the PowerShares DB Agriculture ETNs are based on a total return version of the Deutsche Bank Liquid Commodity Index-Optimum Yield Agriculture(TM) (the
"Index"), which is designed to reflect the performance of certain corn, wheat, soybean and sugar futures contracts plus the returns from investing in 3 month
United States Treasury Bills.

Investors can buy and sell PowerShares DB Agriculture ETNs at market price on the NYSE Arca exchange or receive a cash payment at the scheduled maturity or early redemption based on the performance of the index less investor fees.
Investors may redeem PowerShares DB Agriculture ETNs in blocks of no less than
200,000 securities and integral multiples of 50,000 securities thereafter, subject to the procedures described in the pricing supplement which include a fee of up to $0.03 per security.

Fact Sheet
Prospectus

Index History (%)(1)

Fund Annual Rebalance

The following funds did not re-balance to
their base weights on Nov 10th:
DBA,DBB,DBC,DBE,DBP. Re-balance will occur on
the close on Nov 11th (DBA W Z8 will roll
over next 3 days). For exact fund weights
call (212) 250 5883.

AGA Financial Details

Ticker: AGA
Last Update             11-Nov-2008
                        09:49 AM
Price                   N.A.
AGA Index Level*        85.01
Indicative Intra-day    49.05
Value**
Last end of day         47.49254
Value***
Last date for end       10-Nov-2008
of day Value
  Data Source:   www.nyse.com
  (Data delayed 20 minutes)

*    Indicative intra-day and Index closing
**   Indicative intra-day value of the AGA
***  Last end of day AGA RP

DAG Financial Details

     Ticker: DAG
     Last Update             11-Nov-2008
                            09:49 AM
     Price                   Not Available
     DAG Index Level*        85.01
     Indicative Intra-day    9.16
     Value**
     Last end of day         9.49437
     Value***
     Last date for end       10-Nov-2008
     of day Value

     Index History(1) (Growth of $10,000)

     Source: DB/Bloomberg
     Index Weights
      As Of:  10-Nov-2008
      Commodity               Contract Expiry Date            Weight %
      Corn                         14-Dec-2009                    25
      Corn                         12-Dec-2008                    0
      Wheat                        14-Jul-2009                    25
      Soybeans                     13-Nov-2009                    25
      Sugar #11                    30-Jun-2009                    25

DB Agriculture ETN and Index Data         (1)Index history is for illustrative purposes
                                          only and does not represent actual PowerShares DB
DB Agriculture ETN Symbols                Agriculture ETN performance. PowerShares DB
                                          Agriculture ETN hypothetical historical
Agriculture Double Short      AGA         performance is based on a combination of the
                                          monthly returns from the Deutsche Bank Liquid
Agriculture Double Long       DAG         Commodity Index-Optimum Yield Agriculture Excess
                                          Return(tm) (the "Agriculture Index") plus the monthly
Agriculture Short             ADZ         returns from the DB 3-Month T-Bill Index (the
                                          "T-Bill Index"), resetting monthly as per the
Agriculture Long              AGF         repurchase value formula applied to the
                                          PowerShares DB Agriculture ETNs less the investor
Unit Price at Listing                     fee. The Agriculture Index is intended to reflect
                                          changes in the market value of certain agriculture
Agriculture Double Short      $25.00      futures contracts on corn, wheat, soybeans and
                                          sugar. The T-Bill Index is intended to approximate
Agriculture Double Long       $25.00      the returns from investing in 3-month United
                                          States Treasury Bills on a rolling basis.
Agriculture Short             $25.00
                                          Index history does not reflect any transaction
Agriculture Long              $25.00      costs or expenses. Indexes are unmanaged and you
                                          cannot invest directly in an index.
Intraday Intrinsic Value Symbols
                                          PAST PERFORMANCE DOES NOT GUARANTEE FUTURE RESULTS.

                                          (2)The PowerShares DB Agriculture ETNs are not
                                          rated but rely on the ratings of their issuer,
                                          Deutsche Bank AG, London Branch. Credit ratings
                                          are subject to revision or withdrawal at any time
                                          by the assigning rating organization, which may
                                          have an adverse effect on the marketability or
                                          market price of the PowerShares DB Agriculture
                                          ETNs.

                                          An investment in the PowerShares DB Agriculture ETNs

Data Source:   www.nyse.com
(Data delayed 20 minutes)
*   Indicative intra-day and Index closing
**  Indicative intra-day value of the DAG
*** Last end of day DAG RP

ADZ Financial Details

Ticker: ADZ
Last Update             11-Nov-2008
                        09:49 AM
Price                   Not Available
ADZ Index Level*        85.01
Indicative Intra-day    36.42
Value**
Last end of day         35.82066
Value***
Last date for end       10-Nov-2008
of day Value
  Data Source:   www.nyse.com
  (Data delayed 20 minutes)
*    Indicative intra-day and Index closing
**   Indicative intra-day value of the DGP
***  Last end of day ADZ RP

AGF Financial Details

  Ticker: AGF
  Last Update         11-Nov-2008
                      09:49 AM
  Price               Not Available
  AGF Index Level*    85.01
  Indicative Intra-day15.93
  Value**
  Last end of day     16.21063
  Value***
  Last date for end   10-Nov-2008
  of day Value
  Data Source:   www.nyse.com
  (Data delayed 20 minutes)
  *    Indicative intra-day and Index closing
  **   Indicative intra-day value of the AGF
  ***  Last end of day AGF RP

Contact Information

Any questions please call
1-877-369-4617

griculture Double Short      AGAIV      involves risks, including possible loss of principal. For a description of the main risks, see "Risk Factors" in the
Agriculture Double Long       DAGIV      applicable pricing supplement.Not FDIC Insured - No Bank
                                         Guarantee - May Lose Value.
Agriculture Short             ADZIV
                                         The PowerShares DB Agriculture ETNs are senior unsecured
Agriculture Long              AGFIV      obligations of Deutsche Bank AG, London Branch. The rating of Deutsche Bank AG, London Branch does not address,
Inception Date                4/14/08    enhance or affect the performance of the PowerShares DB
                                         Agriculture ETNs other than Deutsche Bank AG, London
Maturity Date                 4/01/38    Branch's ability to meet its obligations. The PowerShares
                                         DB Agriculture ETNs are riskier than ordinary unsecured
DB Agriculture Index          DBLCYEAG   debt securities and have no principal protection.Risks of
Symbol                                   investing in the PowerShares DB Agriculture ETNs include
                                         limited portfolio diversification, uncertain principal
                                         repayment, trade price fluctuations, illiquidity and
Risks(2)                                 leveraged losses. Investing in the PowerShares DB
                                         Agriculture ETNs is not equivalent to a direct investment
     o Non-principal protected           in the index or index components. The investor fee will
     o Leveraged losses                  reduce the amount of your return at maturity or upon
     o Subject to an investor fee        redemption of your PowerShares DB Agriculture ETNs even if
     o Limitations on repurchase         the value of the relevant index has increased. If at any
     o concentrated exposure to          time the redemption value of the PowerShares DB Agriculture
       agricultural commodities          ETNs is zero, your investment will expire worthless.
                                         Ordinary brokerage commissions apply, and there are tax
                                         consequences in the event of sale, redemption or maturity
Benefits                                 of the PowerShares DB Agriculture ETNs. Sales in the
                                         secondary market may result in losses. An investment in the
     o Leveraged and short notes         PowerShares DB Agriculture ETNs may not be suitable for all
     o Low Cost                          investors.
     o Intraday access
     o Listed                            The PowerShares DB Agriculture ETNs are concentrated in
     o Transparent                       agriculture commodity futures contracts. The market value
     o Tax treatment(3)                  of the PowerShares DB Agriculture ETNs may be influenced by many unpredictable factors, including, among other things,
Issuer Details                           volatile agriculture prices, changes in supply and demand
                                         relationships, changes in interest rates, and monetary and
Deutsche Bank AG, London Branch          other governmental actions. The PowerShares DB Agriculture
Long-term Unsecured Obligations**        ETNs are concentrated in a single commodity sector, are
                                         speculative and generally will exhibit higher volatility
S & P Rating                    AA-      than commodity products linked to more than one commodity
                                         sector.
Moody's Rating                  Aal
                                         The PowerShares DB Agriculture Double Long ETN and
                                         PowerShares DB Agriculture Double Short ETN are both
                                         leveraged investments. As such, they are likely to be more volatile than an unleveraged investment. There is also a
                                         greater risk of loss of principal associated with a
                                         leveraged investment than with an unleveraged investment.

                                         (3)Deutsche Bank AG, London Branch, Invesco PowerShares and
                                         their affiliates do not provide tax advice and nothing
                                         contained herein should be construed to be tax advice.
                                         Please be advised that any discussion of U.S. tax matters
                                         contained herein (including attachments) (i) is not
                                         intended or written to be used, and cannot be used, by you for the purpose of avoiding U.S. tax related penalties and
                                         (ii) was written to support the promotion or marketing of
                                         the transactions or matters addressed herein. Accordingly, you should seek advice based on your particular
                                         circumstances from an independent tax advisor.

Deutsche Bank AG, London Branch has filed a registration statement
(including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other

     documents filed by Deutsche Bank AG, London Branch for more complete information about the issuer and this offering. You may get these documents for free by visiting dbfunds.db.com or EDGAR on the SEC website at www.sec.gov. Alternatively, you may request a prospectus by calling
     800.983.0903, or you may request a copy from any dealer participating in this offering.

     Certain marketing services may be provided for these products by Invesco
     Aim Distributors, Inc. or its affiliate, Invesco PowerShares Capital
     Management LLC. Neither firm is affiliated with Deutsche Bank.

     PowerShares(R) is a registered trademark of Invesco PowerShares Capital
     Management LLC. Invesco PowerShares Capital Management LLC and Invesco Aim
     Distributors, Inc. are indirect, wholly owned subsidiaries of Invesco Ltd.

     An investor should consider the PowerShares DB Agriculture ETNs'
     investment objective, risks, charges and expenses carefully before investing.